EXHIBIT 5.1

August 6, 2014

Photronics, Inc.
15 Secor Road
Brookfield, CT 06804

Re:	Photronics, Inc. Registration Statement on Form S-8
(“Registration Statement”)

Ladies and Gentlemen:

     I am furnishing this opinion of counsel to Photronics, Inc., a Connecticut corporation (the “Company”), for filing as Exhibit 5.1 to the Registration Statement relating to the issuance of up to 300,000 shares of the Company's common stock, par value $0.01 per share (the “ESPP Shares”), pursuant to the Photronics, Inc. Employee Stock Purchase Plan, as amended, at the Annual Meeting of Shareholders on March 28, 2012 (the “ESPP Plan”) and the issuance of up to 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “LTEIP Shares”) pursuant to the Photronics, Inc. Long Term Equity Incentive Plan, as amended at the Annual Meeting of Shareholders on April 11, 2014 (the “LTEIP Plan”).

     For purposes of rendering this opinion, I have examined the ESPP Plan and the LTEIP Plan, the Certificate of Incorporation, as amended, and Bylaws of the Company, and the originals, or copies certified or otherwise identified to my satisfaction, of records of corporate proceedings of the Company, certificates of public officials and of representatives of the Company, and such other documents and records as I deemed necessary. In such examination I have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to me as originals and the conformity to original documents of documents submitted to me as certified or photostatic copies.

     Based upon my examination as aforesaid, and in reliance upon my examination of such questions of law as I deemed relevant under the circumstances, I am of the opinion that:

(1)	The Company is a corporation duly incorporated and legally existing under the laws of the State of Connecticut.

(2)	The ESPP Shares to be issued under the ESPP Plan in accordance with the terms of the ESPP Plan, will be duly authorized and validly issued, and will be fully paid and non-assessable when the ESPP Shares are issued and paid for in accordance with the terms and conditions of the ESPP Plan.

(3)	The LTEIP Shares to be issued upon the exercise of stock options and the grant of restricted stock in accordance with the terms of the LTEIP Plan will be duly authorized and validly issued, and will be fully paid and non-assessable when stock options shall have been properly exercised and the exercise price shall have been paid for the LTEIP Shares in accordance with the terms of the LTEIP Plan.

     I hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, I do not thereby admit that I belong to the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder. Please note that I am Vice President, General Counsel and Secretary of the Company and hold 57,938 options to purchase shares of the Company's common stock, 11,300 shares of restricted stock and 2,400 shares purchased through the ESPP Plan.

Very truly yours,

/s/ Richelle E. Burr
Richelle E. Burr
Vice President, General Counsel
and Secretary
Photronics, Inc.

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